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                                                                   EXHIBIT 99.1


                                                                  NEWS RELEASE


                      [UNION TEXAS PETROLEUM LETTERHEAD]



Contact: Carol L. Cox
         (713) 968-2714


                   FOURTH QUARTER AND FULL YEAR 1994 EARNINGS
                 SUBSTANTIALLY HIGHER AT UNION TEXAS PETROLEUM

  Higher Sales Volumes in U.K. North Sea and Indonesia and Improved Ethylene
              Margins Contribute to Increased Net Income in 1994

         Houston, January 25, 1995 -- Union Texas Petroleum Holdings, Inc. today reported 1994 earnings of 76 cents per share, up from 31 cents per share in 1993. Net income was $67 million, compared to $27 million in 1993.

         "Union Texas turned in a very good performance in 1994, even though low oil prices continued to affect our industry," said Chairman and CEO Clark Johnson. "In 1994, our company set a production record for our international operations, increased year-end reserves, reduced our unit operating costs and benefitted from sharply higher ethylene margins. We also developed an expanded and exciting exploration program for 1995. Union Texas is well positioned to continue to grow in 1995 and beyond."

         Union Texas' comparative results for 1993 were affected by three non-recurring items and also reflect a non-cash $4 million charge for the cumulative effect of adopting a new accounting standard for postemployment benefits, effective January 1, 1993. Excluding these four items, the company's earnings for 1993 were 61 cents per share or $54 million.




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         For the fourth quarter of 1994, Union Texas reported net income of $17 million or 20 cents per share, compared to $5 million or 6 cents per share for the same period in 1993. The company said its 1994 fourth quarter results were favorably affected by increased ethylene margins and higher oil prices. During the fourth quarter of 1994, Union Texas' ethylene margins from its petrochemical operations averaged over 11 cents per pound, up from 2 cents per pound a year earlier. The strengthening ethylene margins were attributed to tight supplies of ethylene coupled with improving demand for various consumer products that utilize ethylene in their manufacturing process. Union Texas also noted that its average sales price for U.K. North Sea crude oil was 18% higher during the fourth quarter of 1994 than the average price a year ago.

Increased Revenues

         Sales and operating revenues for the fourth quarter and full-year 1994 totaled $214 million and $748 million, respectively, versus $189 million and $682 million, respectively, for the corresponding periods in 1993. The increase in revenues for the full-year 1994 was due largely to higher sales volumes in the U.K. North Sea and Indonesia and improved ethylene sales prices, partially offset by lower oil and liquefied natural gas (LNG) prices. The company's average worldwide oil and gas sales prices in 1994 were $14.94 per barrel and $2.48 per thousand cubic feet, respectively. "All of Union Texas' oil and gas producing operations are located overseas. The vast majority of our gas production is sold to international gas markets in the Pacific Rim and U.K. North





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Sea, which accounts for the higher gas prices that Union Texas receives as compared to the currently weak U.S. domestic gas markets," Johnson noted.

Operations Highlights

         In a review of the company's performance in 1994, Mr. Johnson pointed out that Union Texas made significant progress toward its goals of boosting production, increasing reserves and expanding its exploration portfolio.

         "During 1994, our worldwide annual production rose 16% from 1993 levels to approximately 45 million barrels of oil equivalent. Our fields in the U.K. North Sea recorded significantly higher sales volumes of both oil and gas. In Indonesia, where our joint venture supplies natural gas to the world's largest LNG facility, a record 247 gross cargoes of LNG (108 billion cubic feet of gas net to Union Texas) were sold in 1994, up from 217 gross cargoes (96 billion cubic feet net to Union Texas) in 1993, benefitting from increased production capacity at the LNG plant," Johnson said.

         A significant portion of Union Texas' worldwide natural gas output is produced from its Indonesian operations where the gas is liquefied and sold into the growing Pacific Rim markets. Indonesian LNG prices, which are based on world oil prices, averaged $2.85 per thousand cubic feet in 1994, off from $3.17 in the previous year. The company's average sales price for oil was $14.94 per barrel in 1994, compared to $15.43 per barrel in 1993. About 90% of Union Texas' oil and gas revenues are indexed to world oil prices.





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Strategic Acquisition

         "Our 1994 acquisition of an interest in the U.K. North Sea's Britannia field helped us to accomplish one of our key objectives: to increase our reserve base through strategic purchases. With Union Texas' financial strength, our company is in an excellent position to continue to increase value for our shareholders by pursuing an aggressive exploration program and quality acquisition opportunities," Johnson said.

         As previously reported, Union Texas increased its proved worldwide reserves at year-end 1994 to 411 million barrels of oil equivalent, up from 381 million barrels at the end of 1993. The company's reserve increase in 1994 included 38 million barrels of oil equivalent in proved reserves attributable to Union Texas' acquisition of a 9.42% unit interest in the Britannia field, the U.K. North Sea's largest undeveloped gas field. Over time, Union Texas anticipates recording additional proved reserves from the Britannia field, supported by the field's development results and its production history. Through reserve acquisitions, revisions and additions, the company replaced approximately 170% of its 1994 production at a cost of about $4.50 per barrel of oil equivalent.

Higher Ethylene Margins

         Discussing the upturn in the petrochemical industry, Johnson pointed out that Union Texas' 1995 performance would likely continue to benefit from higher ethylene margins. By December 1994, the company's ethylene margins had risen to approximately 12 cents per pound, up from about 1 cent at the beginning of 1994. The company's





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average ethylene margin for the full-year 1994 was approximately 6 cents per pound. "With an expected 1995 net production of approximately 500 million pounds of ethylene at our petrochemical plant, Union Texas could benefit significantly from continued high margin levels," Johnson said.

Lower Unit Operating Expenses

         Johnson also noted that the company reduced its unit operating expenses by approximately 30% during 1992 to 1994, from about $5.50 per barrel of oil equivalent in 1992 to approximately $4.00 per barrel in 1994, primarily as a result of increased volumes in the U.K. North Sea, lower LNG plant costs in Indonesia and the benefits of a company-wide cost containment program.

Expanded Exploration Portfolio

         In the company's exploration programs, Johnson commented that Union Texas further expanded its new ventures portfolio in 1994 by entering into exploration concessions in Vietnam, Tunisia, Alaska's Kenai Peninsula, Pakistan and Ireland. "The work that our new venture exploration team accomplished over the past several years has set the stage for a very exciting year in 1995," Johnson said. "In 1995, we plan to participate in at least nine exploration wells in our new ventures areas in addition to as many as 20 exploration wells in ongoing programs in our core producing areas in the U.K. North Sea, Indonesia and Pakistan."

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K.





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North Sea, Indonesia and other strategic areas.  The company also has petrochemicals interests in the U.S.

Comparative financial highlights follow (amounts in millions, except per share data):

                                                  Three Months Ended December 31,
                                                  -------------------------------
                                                     1994              1993
                                                     ----              ----
  Net income...............................          $  17             $   5
  Earnings per share.......................          $ .20             $ .06
  Sales and operating revenues.............          $ 214             $ 189
  Average common shares outstanding........           87.6              87.6


                                                  Full Year Ended December 31,
                                                  ----------------------------
                                                    1994               1993
                                                    ----               ----
  Net income...............................          $  67             $   27(a)
  Net income excluding non-recurring
      items and cumulative effect of change
      in accounting principle...............         $  67             $   54
  Earnings per share:
     Before cumulative effect of change
        in accounting principle.............         $ .76             $  .35
      Cumulative change in accounting
       principle...........................             -              $(0.04)
     Net income............................          $ .76             $  .31
  Sales and operating revenues.............          $ 748             $  682
  Average common shares outstanding........           87.6               87.2

See footnotes on page 9.

Additional financial and operating information appears on the attached pages.





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                             UNION TEXAS PETROLEUM
                               FINANCIAL SUMMARY
                  (amounts in millions, except per share data)

                                            FOURTH QUARTER                      FULL YEAR
                                        -----------------------          ------------------------
                                         1994             1993             1994             1993

Sales and operating revenues             $ 214            $ 189            $ 748            $  682

Net income                               $  17            $   5            $  67            $   27(a)
 Major operations(b)
      Indonesia                          $  26            $  23            $  94            $   89
      U.K. North Sea                     $   7            $   1            $  27            $   23
      Pakistan                           $   1            $   4            $  10            $   16
      Petrochemicals                     $   9            $   3            $  15            $    5
 Earnings per share of
   common stock
    Before cumulative effect
       of change in accounting
       principle                             -           -                      -           $  .35
    Cumulative effect of
       change in accounting
       principle                             -           -                      -           $(0.04)
      Net income                         $ .20            $ .06            $  .76           $  .31
Discretionary cash flow(c)               $  76            $  83            $  295           $  292
   Major operations (b)
      Indonesia                          $  40            $  46            $  154           $  168
      U.K. North Sea                     $  39            $  41            $  142           $  125
      Pakistan                           $   3            $   3            $   22           $   24
      Petrochemicals                     $  15            $   6            $   28           $   12
Average common shares                     87.6             87.6              87.6             87.2

See footnotes on page 9.

                        DISCRETIONARY CASH FLOW SUMMARY
                             (amounts in millions)

                                            FOURTH QUARTER                      FULL YEAR
                                        -----------------------          ------------------------
                                         1994             1993             1994             1993

    Net income                           $ 17            $  5              $  67           $  27(a)
    Less: Equity partnership
          income                         $ (5)           $ (1)             $ (20)          $  (9)

    Add: DD&A                            $ 45            $ 50              $ 168           $ 243
         Deferred taxes                  $ (5)           $ (2)             $ (12)          $(107)
         Exploration expenses            $ 14            $ 20              $  54           $  93
           Unimar equity DCF(d)          $ 10            $ 11              $  38           $  41
           Cumulative effect of
             change in accounting
             principle                      -               -                  -               4

    Discretionary cash flow              $ 76            $ 83              $ 295           $ 292


See footnotes on page 9.





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                             OPERATING SUMMARY (e)

                                       FOURTH QUARTER           FULL YEAR
                                       --------------         --------------
                                       1994      1993         1994       1993
Net crude oil sales (MBBLS/D)
  U.K. North Sea                        37        41            34        27
  Indonesia                              5         6             6         6
  Pakistan                               4         6             5         5

Average crude oil prices (per BBL)
  U.K. North Sea                    $16.18    $13.74         $14.99    $15.10
  Indonesia                         $16.00    $14.12         $15.78    $17.26
  Pakistan                          $12.98    $14.03         $13.43    $15.04

Net natural gas sales (MMCF/D)
  Indonesian LNG                       205       217            222       198
  U.K. North Sea                        36        13             24         8
  Pakistan                              40        41             43        43

Average natural gas prices (per MCF)
  Indonesian LNG                    $ 2.92    $ 2.96         $ 2.85    $ 3.17
  U.K. North Sea(f)                 $ 2.91    $ 2.48         $ 2.57    $ 2.49
  Pakistan                          $ 1.03    $ 1.14         $ 1.07    $ 1.26


See footnotes on page 9.





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                                   FOOTNOTES


(a) Includes a one-time favorable benefit of approximately $50 million due principally to the reduction in U.K. Petroleum Revenue Tax. Includes a non-cash charge of $25 million due to the write-off of the Kuvlum prospect in Alaska. Also includes a non-cash charge of approximately $48 million, net of tax, related to the write-down of the Piper field in the U.K. North Sea and a non-cash charge of $4 million for the cumulative effect of a change in accounting principle as a result of the company adopting a new accounting standard for future long-term disability benefits.

(b)      Excludes corporate items and other worldwide ventures.

(c) Discretionary cash flow (DCF) is net income (less equity partnership income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's Indonesian operations.

(d) Unimar equity DCF reflects the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's Indonesian operations.

(e)      Excludes the Unimar equity partnership.

(f) Excludes capacity charge of $32 million and $31 million in 1994 and 1993, respectively, from the North and South Sean gas fields in the U.K. North Sea.


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